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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE

                                              For further information contact:
                                              Donald A. Williams, Chairman & CEO
                                              Michael J. Janosco Jr., CFO
                                              413-568-1911

Westfield Financial, Inc. Declares Regular and Special Dividends and Reports Results for the Quarter Ended March 31, 2008

Westfield, Massachusetts, April 23, 2008: Westfield Financial, Inc. (the "Company") (NASDAQ:WFD), the holding company for Westfield Bank (the "Bank"), reported net income of $1.9 million for the quarter ended March 31, 2008, compared to $2.0 million for the same period in 2007. This represents earnings of $0.06 per diluted share for the quarter ended March 31, 2008, compared to $0.07 per diluted share for the same period in 2007. The decrease in earnings was primarily the result of an increase in noninterest expense, partially offset by an increase in net interest and dividend income.

For the three months ended March 31, 2008, noninterest expense was $5.8 million compared to $5.3 million for the same period in 2007. This was primarily due to an increase of $294,000 in salaries and benefits, which were $3.6 million for the three months ended March 31, 2008. The increase in salaries and benefits for the three months ended March 31, 2008 was primarily the result of an increase of $202,000 in expenses related to share-based compensation, due to new grants of restricted stock and stock options in the third quarter of 2007. In addition, expenses related to employee health insurance increased $57,000 due to normal increases in this area.

Net interest income was $7.7 million for the three months ended March 31, 2008 and $7.5 million for the same period in 2007. The increase in net interest income was mainly due to a $75.9 million increase in average earning assets. The net interest margin, on a tax equivalent basis, was 3.16% for the three months ended March 31, 2008, compared to 3.34% for the same period in 2007.

Westfield Financial, Inc. incurred a net loss of $10,000 on the sale and writedown of securities for the three months ended March 31, 2008. This was due to a writedown of $310,000 on preferred stock issued by Freddie Mac, a government-sponsored enterprise. Management deemed the value of this preferred stock to be other than temporarily impaired. The writedown was offset by net gains of $300,000 for the three months ended March 31, 2008 on the sale of other investment securities. There were no gains, losses, or writedowns related to investment securities for the same period in 2007.

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Balance Sheet Growth

Total assets increased $43.0 million to $1.1 billion at March 31, 2008 from $1.0 billion at December 31, 2007.

Cash and cash equivalents increased $25.6 million to $63.2 million at March 31, 2008 from $37.6 million at December 31, 2007. The increase in cash and cash equivalents was primarily the result of cash flow received from the investment portfolio late in the first quarter of 2008. Management intends to reinvest some of these funds during the second quarter of 2008.

Investment securities increased $11.6 million to $534.4 million at March 31, 2008 from $522.8 million at December 31, 2007. The increase in investment securities was the result of reinvesting funds from short-term borrowings and long-term debt as discussed below.

Net loans increased by $3.2 million to $418.1 million at March 31, 2008 from $414.9 million at December 31, 2007. This was the result of increases in commercial and industrial loans and commercial real estate loans, partially offset by a decrease in residential real estate loans. Commercial and industrial loans increased $7.3 million to $123.8 million at March 31, 2008 from $116.5 million at December 31, 2007. Commercial real estate loans increased $2.1 million to $192.0 million at March 31, 2008. Residential real estate loans decreased by $5.4 million to $102.7 million at March 31, 2008.

Asset growth was funded primarily through a $56.6 million increase in short-term borrowings and long-term debt, which totaled $196.8 million at March 31, 2008. This was primarily due to $48.5 million in new long-term debt, in the form of institutional repurchase agreements, at March 31, 2008. The slope of the yield curve provided opportunities to earn a spread by borrowing funds and reinvesting in loans and securities.

Total deposits decreased $9.1 million to $593.6 million at March 31, 2008 from $602.7 million at December 31, 2007. The decrease in deposits was due to a decrease in time deposits and money market accounts, partially offset by an increase in regular savings and checking accounts. Time deposits decreased $16.6 million to $336.7 million at March 31, 2008. Management placed less emphasis on gathering time deposits in favor of using other types of funding, such as borrowings.

Stockholders' equity at March 31, 2008 and December 31, 2007 was $281.9 million and $286.5 million, respectively, which represented 26.0% of total assets as of March 31, 2008 and 27.6% of total assets as of December 31, 2007. The change in stockholders' equity is comprised of the net repurchase of 361,958 shares for $3.7 million related to the stock repurchase plan, a dividend amounting to $1.5 million declared on January 22, 2008, partially offset by net income of $1.9 million for the three months ended March 31, 2008.

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Credit Quality

Nonperforming loans increased $1.8 million to $3.0 million at March 31, 2008 compared to $1.2 million at December 31, 2007. This represented 0.70% of total loans at March 31, 2008 and 0.29%, of total loans, at December 31, 2007. The increase was the result of a single agricultural commercial loan relationship of $1.8 million. The loan relationship is primarily secured by real estate. Management does not anticipate incurring significant losses on this relationship.

The allowance for loan losses was $5.9 million at March 31, 2008 and $5.7 million at December 31, 2007. This represents 1.39% of total loans at March 31, 2008 and 1.36% of total loans at December 31, 2007. At these levels, the allowance for loan losses as a percentage of nonperforming loans was 199% at March 31, 2008 and 476% at December 31, 2007.

Declaration of Regular and Special Dividends

Donald A. Williams, Chairman and Chief Executive Officer stated, "On April 22, 2008, the Board of Directors declared a regular cash dividend of $0.05 per share and a special cash dividend of $0.15 per share. Both regular and special dividends are payable on May 22, 2008 to all shareholders of record on May 8, 2008."

The Bank is headquartered in Westfield, Massachusetts and operates through 11 banking offices in Agawam, East Longmeadow, Holyoke, Southwick, Springfield, West Springfield and Westfield, Massachusetts. The Bank's deposits are insured by the Federal Deposit Insurance Corporation.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements contained in this news release, which speak only as of the date made. The Company wishes to advise readers that the Company's actual results for future periods may differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company and the Bank do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

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                   WESTFIELD FINANCIAL, INC. and SUBSIDIARIES
         Selected Consolidated Statement of Operations and Other Data
                    ($ in thousands, except per share data)
                                  (Unaudited)

                                            Three Months Ended
                                            March 31,

                                                2008           2007
                                                ----           ----
Interest and dividend income                $    13,769    $    12,844
Interest expense                                  6,061          5,323
                                            -----------    -----------

Net interest and dividend income                  7,708          7,521
Provision for loan losses                           175            100
                                            -----------    -----------

Net interest and dividend income after
 provision for loan losses                        7,533          7,421
Noninterest income                                  865            819
Noninterest expense                               5,784          5,306
                                            -----------    -----------

Income before income taxes                        2,614          2,934
Income taxes                                        753            913
                                            -----------    -----------
Net income                                  $     1,861    $     2,021
                                            ===========    ===========


Basic earnings per share                    $      0.06    $      0.07

Average shares outstanding                   29,477,668     30,103,285

Diluted earnings per share                  $      0.06    $      0.07

Diluted average shares outstanding           29,992,198     30,683,318

Other Data:

Return on Average Assets (1)                      0.71%          0.84%

Return on Average Equity (1)                      2.62%          2.81%

Net Interest Margin (2)                           3.16%          3.34%

(1) Three month results have been annualized.
(2) Net interest margin is calculated on a tax equivalent basis.

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                   WESTFIELD FINANCIAL, INC. and SUBSIDIARIES
               Selected Consolidated Balance Sheet and Other Data
                    ($ in thousands, except per share data)
                                  (Unaudited)

                                                        March 31,   December 31,
                                                          2008          2007
                                                          ----          ----

Total assets                                           $1,082,735    $1,039,784
Securities held to maturity                               273,905       278,619
Securities available for sale                             260,531       244,229
Stock in Federal Home Loan Bank of Boston
 and other stock                                            7,871         7,510

Loans                                                     424,053       420,628
Allowance for loan losses                                   5,908         5,726
                                                       ----------    ----------
Net loans                                                 418,145       414,902

Total deposits                                            593,582       602,676

Short-term borrowings                                      48,339        35,268

Long-term debt                                            148,500       105,000

Stockholders' equity                                      281,909       286,532

Book value per share                                         8.93          8.97


Other Data:

Nonperforming loans                                    $    2,963    $    1,202

Nonperforming loans as a percentage of total assets         0.27%         0.12%

Nonperforming loans as a percentage of total loans          0.70%         0.29%

Allowance for loan losses as a percent
 of nonperforming loans                                      199%          476%

Allowance for loan losses as a percentage
 of total loans                                             1.39%         1.36%

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